Exhibit 99(a)

                         Magellan Petroleum Corporation

                                  News release

                            MPC TO INCREASE HOLDINGS
                            IN AUSTRALIAN SUBSIDIARY


MADISON, Conn., July 11, 2003-- Magellan Petroleum Corporation (NASDAQ: MPET) said that it has agreed to acquire 1.2 million shares of its majority-held subsidiary, Magellan Petroleum Australia Limited (MPAL,) in exchange for 1.3 million shares of the Company's common stock. The MPAL shares will be acquired from Sagasco Amadeus Pty Limited, a subsidiary of Sydney based Origin Energy Limited, and will increase the Company's holdings in MPAL from 52.4% to 55%. The completion of the agreement is subject to the receipt of certain governmental approvals in Australia.

This press release does not constitute an offer of any securities for sale. The securities described in this press release have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Statements in this press release that are not historical in nature are intended to be - and are hereby identified as "forward-looking statements" for purposes of the "Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements. Among these risks and uncertainties are uncertainties as to the costs, length and outcome of the Kotaneelee litigation, and any settlements related thereto, pricing and production levels from the properties in which the Company has interests, and the extent of the recoverable reserves at those properties. The Company undertakes no obligation to update or revise forward looking statements, whether as a result of new information, future events, or otherwise.

                   Contact: James R. Joyce, at (203) 245-7664